Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Directors of Barclays Bank PLC

We consent to the incorporation by reference in the registration statement (File Number: 333-212571) on Form F-3 and in the registration statements (File Numbers: 333-149302, 333-149301, 333-112797 and 333-112796) on Form S-8 of our report dated 20 February 2019, with respect to the consolidated balance sheets of Barclays Bank PLC and subsidiaries as of 31 December 2018 and 2017, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the two-year period ended 31 December 2018, and the related notes and specific disclosures described in Note 1 to the financial statements as being part of the consolidated financial statements, which report appears in the 31 December 2018 Annual Report on Form 20-F of Barclays Bank PLC.

Our report refers to our audit of the adjustments described in Note 3 that were applied to the 2016 consolidated financial statements to retrospectively reflect the disposal of the UK banking business. However, we were not engaged to audit, review, or apply any procedures to the 2016 consolidated financial statements of the Group other than with respect to the adjustments.

Our report also refers to a change in accounting for financial instruments in 2018 due to the adoption of International Financial Reporting Standard 9 Financial Instruments.

/s/ KPMG LLP

London, United Kingdom

February 21, 2019